Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS Employment Agreement (the “Agreement”) is made as of the 1st day of April, 2003 by and between Applied Extrusion Technologies, Inc., a Delaware corporation (the “Employer”), and Brian P. Crescenzo (the “Executive”).

RECITALS

1.    The Executive is currently employed by the Employer as its Vice President Finance, Secretary and Treasurer pursuant to an Employment Agreement dated as of April 1, 2001, as in effect on the date hereof (the “Prior Employment Agreement”).

2.    The Prior Employment Agreement provides that, on or after March 31, 2004, the Prior Employment Agreement continues in effect from year to year unless either the Executive or the Employer gives notice to the other that such continuation should not occur.

3.    The Employer desires to continue to employ the Executive and to make secure for itself, the experience, abilities and services of the Executive and to prevent the loss of such experience, services and abilities.

4.    In consideration of the employment to be provided hereby and the amounts to be paid as provided herein, the Executive desires to continue to be employed by the Employer and to agree with the Employer as further provided herein.

NOW THEREFORE, the parties hereto hereby agree as follows:

1.    Employment.  The Employer shall continue to employ the Executive, and the Executive shall continue to perform services for and continue in the employment of the Employer, for the period (the “Employment Period”) beginning on the date hereof and ending on March 31, 2006, subject to extension as set forth herein (such date, as from time to time in effect, being referred to herein as the “Expiration Date”); provided, however, that, unless either the Employer or the Executive shall give notice to the other (which notice may be given in the sole discretion of either party hereto) no later than 90 days prior to the then-current Expiration Date (the “Current Expiration Date”) that such party does not wish to have the Employment Period extended for another year past the Current Expiration Date, then, at the close of business on such date which is 90 days prior to the Current Expiration Date, the Expiration Date shall automatically become the date which is exactly one year after the Current Expiration Date; and provided, further, that the employment of the Executive by the Employer may be terminated prior to the Expiration Date in accordance with all of the terms and conditions hereof.

2.    Capacity.  During such time as the Executive is employed by the Employer the Executive shall serve on a full-time basis in the capacity of Vice President Finance, Secretary and Treasurer of the Employer or in such other senior executive position as the Employer’s Chief Executive Officer (the “Chief Executive Officer”) or President (the “President”) may designate from time to time, and shall perform such duties and responsibilities on behalf of the Employer as may be designated from time to time by the President. The Executive shall report to the Chief Executive Officer and shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with his position and experience, as may from time to time be prescribed by the Chief Executive Officer or President. The Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such duties and responsibilities. The Executive shall devote his full time and best efforts, business judgment, skill and knowledge to the advancement of the Employer’s interests and to the discharge of his duties and responsibilities hereunder. Employee shall not engage in any other business activity during the term of this Agreement, except as may be approved in advance in writing by the President.

3.    Compensation.

(a)    Salary.  During each year of the Employment Period, the Executive shall receive an annual salary (the “Salary”) of $175,000 which, from time to time, shall be subject to upward adjustment only as recommended by the President consistent with the Employer’s compensation policies and guidelines.

(b)    Incentive Bonus.  During each year of the Employment Period, the Executive shall be eligible to receive an incentive bonus based upon criteria that are defined annually by the Employer.

(c)    Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him on behalf of the Employer.

(d)    Fringe Benefits.  During the Employment Period the Executive shall be entitled to participate in or receive benefits under each disability insurance, health, pension, retirement and accident plan or arrangement made generally available by the Employer to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, and shall be entitled to four weeks of paid vacation in any fiscal year during the Employment Period. In addition, during the Employment Period the Executive shall be furnished with either an automobile, of a make and year reasonably satisfactory to the Employer and the Executive and consistent with the past practices of the Employer and the Executive in this regard, either owned or leased by the Employer or an automobile allowance sufficient to permit the Executive to obtain the use of such an automobile, the choice of providing such automobile or allowance to be at the sole discretion of the Employer.

(f)    Change in Control.  If a “Change in Control” (as such term is defined in Exhibit A attached hereto) shall occur, then (i) all stock options previously granted to the Executive which, by their terms, have not yet vested, shall immediately vest and become exercisable, (ii) Section

4(d) hereof shall be amended by deleting clauses 4(d)(iii) and 4(d)(iv), and (iii) the Executive shall be entitled to carry out his duties and responsibilities hereunder primarily from Executive’s current office in New Castle, Delaware (or another facility serving such purpose and located within 15 miles of such current office) and will not be required to locate his primary place of business outside such area without his consent (which may be given or withheld in his sole discretion).

4.    Termination and Compensation Thereon.

(a)    Termination Date.  As used herein, the term (i) “Termination Date” shall mean the earlier of (A) the Expiration Date or (B) if the Executive’s employment is terminated (1) by his death, the date of his death, or (2) for any other reason, the date on which such termination is to be effective pursuant to the notice of termination given by the party terminating the employment relationship, and (ii) “Benefits Termination Date” shall mean the later of (A) the Expiration Date or (B) the date which is exactly one year after the Termination Date. The Employment Period shall terminate on the Termination Date; provided, however, that, unless the Executive’s employment is terminated pursuant to Section 4(d) or 4(g) hereof, the Expiration Date shall not be changed to the Termination Date if the Executive’s employment hereunder terminates on a date other than the Expiration Date, and, if the Executive’s employment is terminated pursuant to Section 4(d) or 4(g) hereof, the Expiration Date shall automatically be changed and shall become the Termination Date.

(b)    Death.  The Executive’s employment hereunder shall terminate upon his death. In such event, the Employer shall pay to the Designee or, if no such person shall have been designated, the Estate, as applicable, (i) as promptly as practicable after the Termination Date, an amount equal to any unpaid Salary, Bonus and benefits accrued through the Termination Date, and (ii) the Executive shall be deemed for all vesting requirements contained in any of the Employer’s benefit plans, programs and offerings in which the Executive is participating on the Termination Date to have been employed by the Employer until the Expiration Date.

(c)    Incapacity.  If in the reasonable judgment of the Employer, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall for at least six consecutive months during the term of this Agreement have been unable to perform his duties under this Agreement on a full-time basis, the Employer may terminate the Executive’s employment hereunder by notice to the Executive. In such event, (i) the Employer shall pay the Executive as promptly as practicable after the Termination Date, an amount equal to any unpaid Salary, Bonus and benefits accrued through the Termination Date, (ii) during the period beginning on the Termination Date and ending on the Benefits Termination Date, shall extend to Executive the applicable fringe benefits referred to in Section 3(d) hereof (or the equivalent thereof in all material respects if continuation of participation in benefit plans is not able to be continued under applicable law or the terms of such benefit plans); and (iii) the Executive shall be deemed for all vesting requirements contained in any of the Employer’s benefit plans, programs or offerings in which the Executive is participating on the Termination Date to have been employed by the Employer until the Expiration Date. Any dispute between the Employer and the Executive with respect to the Executive’s incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Employer and the Executive, whose decision shall be binding on all parties.

(d)    Termination by the Employer for Cause.  The Employer may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean (i) other than by reason of Executive’s incapacity under Section 4(c) above, willful conduct by the Executive demonstrating gross misconduct and gross unfitness to serve and which has caused material harm to the business or interests of the Employer; (ii) the Executive’s conviction of, or entry into a consent decree or substantially similar arrangement in connection with, a crime involving fraud, dishonesty or other conduct which reflects materially and adversely on the Employer; (iii) other material breach by Employee of any provision of this Agreement; or (iv) other conduct by Employee that is materially harmful to the business or interests of the Employer. If the Executive’s employment is terminated pursuant to this Section 4(d), the Employer shall have no further obligations to the Executive hereunder after the Termination Date, except for unpaid Salary, Bonus and benefits accrued through the Termination Date. For purposes of this Section 4(d), no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by him knowing and with the intent that such action or inaction would not be in the best interests of the Employer or otherwise was done or omitted to be done in bad faith or with reckless disregard for the best interests of the Employer.

(e)    Termination by the Employer Other Than for Death, Incapacity or Cause.  The Employer may terminate the Executive’s employment hereunder, other than pursuant to Section 4(b) (relating to death), Section 4(c) (relating to incapacity), or Section 4(d) (relating to Cause), at any time. In the event of such termination, or if the Executive’s employment hereunder shall terminate on the Expiration Date because the Employer has given the notice contemplated by the first proviso to Section 1 hereof, then the Employer (i) shall pay the Executive A) as promptly as practicable after the Termination Date, an amount equal to any unpaid Salary, Bonus and benefits accrued through the Termination Date for the fiscal year in which the Termination Date occurs, and (B) a lump sum payment, within 60 days after the Termination Date, equal to the aggregate amount of Salary that would have been payable to the Executive over the period from the Termination Date to the Benefits Termination Date if the Executive had continued to be employed by the Employer through the Benefits Termination Date and received his current Salary for periods after the Termination Date, and (ii) during the period beginning on the Termination Date and ending on the Benefits Termination Date, shall extend to Executive the applicable fringe benefits referred to in Section 3(d) hereof on the terms referred to therein (or the equivalent thereof in all material respects if continuation of participation in benefit plans is not able to be continued under applicable law or the terms of such benefit plans). In addition, the Executive shall be deemed for all vesting requirements contained in any of the Employer’s benefit plans, programs or offerings in which the Executive is participating on the Termination Date to have been employed by the Employer until the Expiration Date.

(f)    Termination by the Executive for Good Reason.  After a Change in Control has occurred, the Executive may terminate his employment hereunder for Good Reason upon notice to the Employer setting forth in reasonable detail the nature of such Good Reason. The following shall constitute “Good Reason” for termination by the Executive if the same has not been cured within 30 days after written notice to the Chairman by the Executive:

(i)    Failure of the Employer to continue the Executive in the position of Vice President Finance, Secretary and Treasurer of the Employer or in another position of similar scope, authority and responsibility;

(ii)    Material diminution in the nature or scope of the Executive’s responsibilities, duties or authority; or

(iii)    Failure to pay Executive on a timely basis, or any other material breach by the Employer of Section 2 or 3 hereof.

In event of termination in accordance with this Section 4(f), then the Employer (i) shall pay to the Executive (A) as promptly as practicable after the Termination Date, an amount equal to any unpaid Salary, Bonus and benefits accrued through the Termination Date for the fiscal year in which the Termination Date occurs, and (B) a lump sum payment, within 60 days after the Termination Date, equal to the aggregate amount of Salary that would have been payable to the Executive over the period from the Termination Date to the Benefits Termination Date if the Executive had continued to be employed by the Employer through the Benefits Termination Date and received his current Salary for periods after the Termination Date, and (ii) during the period beginning on the Termination Date and ending on the Benefits Termination Date, shall extend to Executive the applicable fringe benefits referred to in Section 3(d) hereof on the terms referred to therein (or the equivalent thereof in all material respects if continuation of participation in benefit plans is not able to be continued under applicable law or the terms of such benefit plans). In addition, the Executive shall be deemed for all vesting requirements contained in any of the Employer’s benefit plans, programs or offerings in which the Executive is participating on the Termination Date to have been employed by the Employer until the Expiration Date.

(g)    Termination by the Executive Other Than for Good Reason.  The Executive may terminate his employment hereunder other than for Good Reason. In the event of termination of the Executive’s employment pursuant to this Section 4(g), or if the Executive’s employment hereunder shall terminate on the Expiration Date because the Executive has given the notice contemplated by the first proviso to Section 1 hereof, the Employer shall have no further obligations to the Executive hereunder after the Termination Date, except for unpaid Salary, Bonus and benefits accrued through the Termination Date.

(h)    Effect of Termination.  Payment in full by the Employer of the amount that it may be required to pay Executive pursuant to this Section 4 upon termination of his employment hereunder shall constitute the entire obligation of the Employer to Executive under this Agreement, and performance by the Employer shall constitute full settlement of any claim that Executive might otherwise assert against the Employer or any of those connected with it on account of such termination; provided, however, that the benefits provided hereunder shall be in addition to, and not in lieu of, any benefits provided to the Executive by the Employer under any plan in which the Executive participates, including without limitation any stock option or supplemental executive retirement plan or benefit, but excluding any severance plans or policies administered by the Employer. The provisions of this Section 4 and of Sections 5, 6, 7, 8 and 10 hereof shall survive the Termination Date.

5.    Nondisclosure and Nonuse of Confidential Information.  Executive shall not disclose to any other person (except as required by applicable law or in connection with the performance of his duties and responsibilities hereunder), or use for his own benefit or gain, any Confidential Information (as defined below) relating to the business conducted by the Employer. Executive understands that this restriction shall continue to apply after Executive’s employment terminates, regardless of the reason for such termination, and after the expiration or other termination of this Agreement. “Confidential Information” means all confidential, proprietary or other information relating to the Employer and its subsidiaries and affiliates and their businesses, and includes without limitation all such information relating to (i) the development, research, testing, manufacturing and marketing activities of the Employer, (ii) the products manufactured, sold or distributed by the Employer, (iii) the costs, sources of supply and strategic plans of the Employer, (iv) the identity and special needs of the customers of the Employer, (v) the financial arrangements and capital structure of the Employer, (vi) the management and operation of the Employer and (vii) people and organizations with whom the Employer has business relationships and those relationships. Confidential Information also includes comparable information that the Employer may receive or has received belonging to customers or others who do business with the Employer. Confidential Information shall not include information which (a) is publicly known, or becomes publicly known through no fault of Executive or (b) is generally known or readily obtainable by the public.

6.    Restricted Activities.  Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Employer. While Executive is employed by the Employer and for two (2) years after the Benefits Termination Date (or, in the event the Executive’s employment is terminated pursuant to Section 4(d), 4(g), or if the Executive’s employment hereunder shall terminate on the Expiration Date because the Executive has given the notice contemplated by the first proviso to Section 1 hereof, for two (2) years after the Termination Date), Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in any activity that is competitive or potentially competitive with the business of the Employer as conducted at any time during Executive’s employment without the Employer’s written consent, which consent shall not be unreasonably withheld. Executive understands that these restrictions shall continue to apply even if this Agreement expires or otherwise terminates. The foregoing restriction shall not prevent Executive from owing 5% or less of the equity securities of any publicly traded company or from accepting employment from or providing consulting services to any person who does not compete with the Employer.

7.    Documents and Material.  Upon termination of Executive’s employment with the Employer or at any other time upon the Employer’s request, Executive will promptly deliver to the Employer, without retaining any copies, all documents and other materials furnished to Executive by the Employer, prepared by Executive for the Employer or otherwise relating to the Employer’s business, if and to the extent that the information therein constitutes Confidential Information.

8.    Relief, Interpretation.  Executive agrees that the Employer shall, in addition to any other remedies available to it, be entitled to preliminary and permanent injunctive relief against any breach by him of the covenants and agreements contained in Sections 5, 6 and 7 hereof without having to post bond. In the event that any provision of Sections 5, 6 and 7 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. For purposes of Sections 5, 6 and 7 hereof the term “Employer” shall mean the Employer and any of its subsidiaries and affiliates to the extent that such enterprises are, during the term of Executive’s employment by the Employer, engaged in the same line of business as the Employer.

9.    Conflicting Agreements.  Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder. Executive will not disclose to or use on behalf of the Employer any proprietary information of a third party without such party’s consent. Executive will not enter into any agreement, whether written or oral, conflicting with the provisions of this Agreement.

10.    Arbitration.  Any dispute, controversy or claim between the parties arising out of or related to any term or condition of the Executive’s employment or the termination of his employment shall be settled by arbitration conducted in Wilmington, Delaware in accordance with the Commercial Rules of the American Arbitration Association then in force (the “Rules”) and the laws of The State of Delaware. In the event that a party requests arbitration, it shall serve upon the other party (the “Non-Requesting Party”) a written demand for arbitration stating the substance of the controversy, dispute or claim, the contention of the party requesting arbitration and the name and address of the arbitrator appointed by it. The Non-Requesting Party, within twenty (20) days of such demand, shall accept the arbitrator or appoint a second arbitrator and notify the other party of the name and address of this second arbitrator so selected, in which case the two arbitrators shall appoint a third. The decision or award of the single arbitrator or, in the case of three arbitrators, the decision or award of any two arbitrators, shall be final and binding upon the parties. In the event that the two arbitrators fail in any instance to appoint a third arbitrator within twenty (20) days of the appointment of the second arbitrator, either arbitrator or any party to the arbitration may apply to the American Arbitration Association for appointment of the third arbitrator in accordance with the Rules. Should the Non-Requesting Party (upon whom a demand for arbitration has been served) fail or refuse to accept the arbitrator appointed by the other party or to appoint an arbitrator within twenty (20) days, the single arbitrator shall have the right to decide alone, and such arbitrator’s decision or award shall be final and binding upon the parties. The decision of the arbitrator or arbitrators shall be in writing and shall set forth the basis thereof. The parties shall abide by all awards rendered in the arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought. The parties involved in the dispute shall divide equally the administrative charges, arbitrator’s fees and related expenses of the arbitration, but each party shall pay its own legal fees incurred in connection with such arbitration.

11.    Taxes.  All payments made by the Employer under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Employer under applicable law.

12.    Waiver.  The waiver by the Employer of a breach of any provision of this Agreement by Executive will not operate or be construed as a waiver of any other subsequent breach by Executive.

13.    Amendments.  No amendment to this Agreement shall be effective unless it shall be in writing and signed by each party hereto. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

14.    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to Employer, to it at:

Applied Extrusion Technologies, Inc.

15 Read’s Way

New Castle, Delaware 19720

Attention: President

with a copy to:

Ropes & Gray

One International Place

Boston, Massachusetts 02110

Attention: Winthrop G. Minot

(ii)	if to the Executive, to him at:

Applied Extrusion Technologies, Inc.

15 Read’s Way

New Castle, Delaware 19720

15.    Assignment.  Neither the Employer nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that the Employer may assign its rights and obligations under this Agreement without the consent of Executive in the event that the Employer shall hereafter effect a reorganization, consolidate with, or merge into any other person or transfer all or substantially all of its properties or assets to any other person. This Agreement shall inure to the benefit of and be binding upon the Employer and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

16.    Miscellaneous.  The Prior Employment Agreement is hereby terminated with respect to the employment of the Executive by the Employer on and after the date hereof, and shall be of no further force or effect with respect to such employment; provided, however, that the Prior Employment Agreement shall continue to govern the terms of the Executive’s employment by the Employer with respect to all periods ending on or prior to the date hereof. This Agreement constitutes the entire agreement between the parties and supersedes all prior and contemporaneous communications, agreements, representations, understandings and negotiations, whether oral or written, with respect to the subject matter hereof. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed and construed in accordance with the domestic substantive laws of The State of Delaware without regard to any choice or conflicts of laws rules or principles that would cause the application of the domestic substantive laws of any jurisdiction other than The State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

By:	/S/ David N. Terhune
David N. Terhune, President

By:	/S/ Brian P. Crescenzo
Brian P. Crescenzo

EXHIBIT A

Definition of Change of Control

A Change of Control will occur for purposes of this Plan if (i) any individual, corporation, partnership, company or other entity (including a “group” of the type referred to in Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “Act”), (a “Person”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act) of securities of the Company representing more than 30% of the combined voting power of the Company’s then-outstanding securities (other than as a result of acquisitions of such securities from the Company), (ii) there is a change of control of the Company of a kind which would be required to be reported under Item 6(e) of Schedule 14A of Regulation l4A promulgated under the Act (or a similar item in a similar schedule or form), whether or not the company is then subject to such reporting requirement, (iii) the Company is a party to, or the stockholders approve, a merger, consolidation, or other reorganization (other than a merger, consolidation or other reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity, more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation, or other reorganization), a sale of all or substantially all assets, or a plan of liquidation, or (iv) individuals who, at the date hereof, constitute the Board cease for any reason to constitute a majority thereof; provided, however, that any director who is not in office at the date hereof but whose election by the Board or whose nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the date hereof or whose election or nomination for election was previously so approved (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-ll of Regulation 14A promulgated under the Act) shall be deemed to have been in office at the date hereof for purposes of this definition.

Notwithstanding the foregoing provisions of this Exhibit A, a “Change of Control” will not be deemed to have occurred solely because of the acquisition of securities of the Company (or any reporting requirements under the Act relating thereto) by an employment benefit plan maintained by the Company for its employees.

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